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                                                                    Exhibit 5
                       OPINION AND CONSENT OF COUNSEL

                         Jones, Day, Reavis & Pogue
                         3500 One Peachtree Center
                            303 Peachtree Street
                       Atlanta, Georgia  30308-3212

                             February 27, 1996

1st Franklin Financial Corporation
213 East Tugalo Street
P. O. Box 880
Toccoa, Georgia  30577

     Re:  1st Franklin Financial Corporation
          Form S-2 Registration Statement
          (File No. 333-1007)

Gentlemen:

     We have acted as counsel to 1st Franklin Financial Corporation, a Georgia corporation (the "Company"), in connection with certain legal matters relating to the registration under the Securities Act of 1933 of $20,000,000 of Variable Rate Subordinated Debentures, Series 1 ("Subordinated Debentures") to be issued pursuant to an Indenture between the Company and Synovus Trust Company, as Trustee, and to be sold by the Company in a public offering pursuant to the above-referenced registration statement ("Registration Statement").

     We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion, and based thereupon, we are of the opinion that the Subordinated Debentures have been authorized, and when duly executed, authenticated and delivered to and paid for by the purchasers thereof, will be valid and binding obligations of the Company.

     We hereby consent to the filing of this opinion as an exhibit to the above-mentioned Registration Statement and to the use of our name under the caption "Legal Opinion" in the Prospectus constituting a part of such Registration Statement.

                                               Very truly yours,

                                               JONES, DAY, REAVIS & POGUE

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